Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
QUEST DIAGNOSTICS INCORPORATED

The present name of the corporation is Quest Diagnostics Incorporated. The corporation was incorporated under the name “Corning Lab Services Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 12, 1990. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation, as heretofore amended or supplemented, and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as heretofore amended or supplemented, is hereby integrated and restated to read in its entirety as follows:
1.     Name. The name of the Corporation is Quest Diagnostics Incorporated.

2.     Address. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle. The name of the Registered Agent at such address is Corporation Service Company.

3.     Corporate Purpose. The purpose of the Corporation is (i) to own and operate medical, clinical, industrial and research laboratories, and (ii) to research, manufacture, design, construct, use, buy, sell, lease, hire and deal in and with articles and property of all kinds, to render services of all kinds, and (iii) generally to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     Capitalization. The total number of shares which the Corporation may henceforth have is 610,000,000, of which 10,000,000 shares are to have a par value of $1.00 each and 600,000,000 shares are to have a par value of $0.01 each, which shares shall be classified as follows:

10,000,000 shares, of the par value of $1.00 each, are to be Series Preferred Stock; and

600,000,000 shares, of the par value of $0.01 each, are to be Common Stock.

The relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class are as follows:

I.     The Preferred Stock may be issued from time to time in one or more series, each such series to have the number of shares and designation, and the shares of each such series to have such relative rights, preferences or limitations, as the Board of Directors, subject to the limitations prescribed by law or provided herein, may from time to time fix, before issuance, by filing an appropriate certificate (“Certificate of Designation”) with the Secretary of State pursuant to the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the fixing of the following:

(a)	The number of shares to constitute the series and the distinctive designation thereof;

(b)	The dividend rate on the shares of the series; whether dividends shall be cumulative, and, if so, from what date or dates;

Exhibit 3.1

(c)
Whether or not the shares of the series shall be redeemable and, if redeemable, the terms upon which the shares of the series may be redeemed and the premium, if any, over and above the par value thereof and any dividends accrued thereon which the share of the series shall be entitled to receive upon the redemption thereof;

(d)
Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(e)
Whether or not the shares of the series shall be convertible into shares of any class or classes of stock of the Corporation, with or without par value, or of any other series of the same class and, if convertible, the conversion price or prices or the rate at which such conversion may be made and the method, if any, of adjusting the same;

(f)	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(g)
The restrictions, if any, on the payment of dividends upon, and the making of the distributions to any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(h)	Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i)     Any other relative rights, preferences and limitations of the series.

II.     Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, before any dividends shall be declared and paid, or set apart for payment, on any other class of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or assets, with respect to the same dividend period.

III.     Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required by the terms of the certificate creating the series representing the shares outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock and after complying with all the provisions with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of any certificate creating any series of Preferred Stock with respect to the payment of dividends on any other class or classes of stock, declare and pay dividends on the Common Stock, and the Preferred Stock shall not be entitled to share therein.

IV.     Upon any liquidation, dissolution or winding-up of the Corporation, after payment if any is required, shall have been made in full to the Preferred Stock as provided in any certificate creating any series thereof, but not prior thereto, the Common Stock shall, subject to the respective terms and provisions, if any, of any such certificate, be entitled to receive any and all assets remaining to be paid or distributed, and the Preferred Stock shall not be entitled to share therein.

Exhibit 3.1

V.     No holder of Common Stock or any series of Preferred Stock shall, as such holder, have any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into any such stock or to any right of subscription to, or to any warrant or option for, the purchase of any stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

VI.     The holders of the Common Stock shall have the right to vote on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise expressly provided with respect to the holders of any other class or classes of stock.

5.     Directors.

(a)     The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than three nor more than twelve persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; and such exact number shall be six unless otherwise determined by a resolution so adopted by a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors which the Corporation would have if there were no vacancies.

As of the Distribution Date (as defined in the Transaction Agreement dated as of November 22, 1996 among Corning Incorporated, Corning Life Sciences Inc., the Corporation, Covance and Corning Clinical Laboratories Inc. (Michigan) (the “Distribution Date”), the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1999 Annual Meeting of Stockholders, and the terms of office of the third class to expire at the 2000 Annual Meeting of Stockholders. Commencing with the 1998 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Notwithstanding the foregoing, at the 2014 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 Annual Meeting of Stockholders of the Corporation; at the 2015 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 Annual Meeting of Stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2016 Annual Meeting of Stockholders of the Corporation, the classification of the Board of Directors shall cease.

(b)     Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, vacancies on the Board of Directors resulting from a newly created directorship, death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining directors of the entire Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the next Annual Meeting of Stockholders of the Corporation (or, if so elected prior to the 2016 Annual Meeting of Stockholders of the Corporation, until the next election of the class for which such directors shall have been chosen) and until his successor is elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Exhibit 3.1

(c)     Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by this Paragraph 5 unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(d)     Until the 2016 Annual Meeting of Stockholders, subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed by the stockholders from office at any time prior to the expiration of his term of office, but only for cause, and only by the affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(e)     Notwithstanding any other provision of this Certificate of Incorporation and subject to the other provisions of this Paragraph 5, the Board of Directors shall determine the rules and procedures that shall affect the Directors’ power to manage and direct the business and affairs of the Corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board actions.

6.     Reserved.

7.     Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders shall be called only by (a) the Board of Directors or (b) the Secretary, but only if a stockholder or group of stockholders owning at least twenty-five percent (25%) in the aggregate of the Common Stock issued, outstanding and entitled to vote, and who have held that amount in a net long position continuously for at least one year, so request in writing in accordance with, and subject to, all applicable provisions of the Bylaws (such request, a “Stockholder Meeting Request”). Any disposition by a requesting party after the date of the Stockholder Meeting Request of any shares of Common Stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares.

For the purposes of this Paragraph 7, “net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed in accordance with the Bylaws to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Exhibit 3.1

8.     Action by Unanimous Written Consent. From and after the Distribution Date, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of all outstanding stock entitled to vote thereon and no action by non-unanimous written consent shall be permitted.

9.     Bylaws. The Board of Directors shall have the right to make, alter or repeal the Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors.

10.     Elections. The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation otherwise provide.

11.     Indemnification.

(a)     No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

(b)     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Paragraph 11 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph or otherwise. The Corporation may also provide indemnification to

Exhibit 3.1

employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(c)     The indemnification provided by this Paragraph 11 shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

(d)     If a claim under paragraph (b) of this Paragraph 11 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard or conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(e)     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

12.     Amendment or Repeal. In addition to any other vote required by law or this Certificate of Incorporation (including any Certificate of Designation relating to a series of Preferred Stock), the affirmative vote of the holders of record of outstanding shares of capital stock of the Corporation representing at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Quest Diagnostics Incorporated has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 21st day of May, 2014.

                        QUEST DIAGNOSTICS INCORPORATED

By: /s/ William J. O'Shaughnessy, Jr.
William J. O'Shaughnessy, Jr.
Secretary